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                                                                 EXHIBIT 99.5(B)

                            KEYSTONE MANAGEMENT, INC.
                                LAS VEGAS, NEVADA

Keystone Custodian Funds, Inc.
200 Berkeley Street
Boston, Massachusetts 02116
                                                                 August 19, 1993
Dear Sirs:

                          INVESTMENT ADVISORY AGREEMENT

  KEYSTONE INTERNATIONAL FUND INC. (the "Fund") has been incorporated under the laws of Massachusetts to engage in the business of investing in securities. Keystone Management, Inc. (the "Manager") and the Fund's Board of Directors have selected you to act as investment adviser of the Fund and to provide certain other services (with the exception of certain managerial and administrative services to be provided by the Manager), as more fully set forth below, and you are willing to act as such investment adviser and to perform such services under the terms and conditions hereinafter set forth. Accordingly, the Manager agrees with you as follows:

  1. Advisory Services -- You will regularly provide the Fund with investment research, advice and supervision and will furnish continuously an investment program for the Fund's portfolio. You will recommend what securities shall be purchased for the portfolio of the Fund, what portfolio securities shall be sold by the Fund, and what portion of the Fund's assets shall be held uninvested. You shall advise and assist the officers of the Fund in taking such steps as are necessary or appropriate to carry out the decisions of its Board of Directors; the appropriate committees of such Board and the Manager regarding the foregoing matters and the general conduct of the investment business of the Fund.

  2. Expenses of Operation -- You will pay the ordinary office expenses of the Fund including its rent and will provide investment advisory, research and statistical facilities and all clerical services relating to research, statistical and investment work. You will not be required to pay any expenses of the Fund other than those enumerated in this paragraph 2 and in particular, but without limiting the generality of the foregoing will not be required to pay brokers' commissions; legal, auditing, and registrar's fees and expenses; taxes and governmental fees; the cost of sale, underwriting, distribution, redemption, transfer or repurchase of shares of the Fund; the expenses of registering or qualifying securities for sale; the cost of preparing and distributing reports and notices to shareholders; or the fees or disbursements of custodians of the Fund's assets including expenses incurred in the performance of any obligations enumerated in the Articles of Organization or Bylaws of the Fund, insofar as they govern agreements with any such custodian.

  3. Compensation to the Adviser -- For all services to be rendered and payments made as provided in paragraphs 1 and 2 hereof, the Manager will pay you a management fee at the annual rate of 85% of the management fee paid by the Fund to the Manager.

  A pro rata portion of the fee shall be payable in arrears at the end of each day. If and when this Agreement terminates, any compensation payable hereunder for the period ending with the date of such termination shall be payable upon such termination. Amounts payable hereunder shall be promptly paid when due.

  4. Avoidance of Inconsistent Position -- In connection with purchases or sales of portfolio securities for the account of the Fund, neither you nor any of your directors, officers or employees will act as principal or agent or receive any commission.

  5. Limitation of Liability of Adviser -- You shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on your part in the performance of your duties or from reckless disregard by you of your obligations and duties under this Agreement. Any person, even though also employed by you, who may be or become an employee of and paid by the Fund shall be deemed when acting within the scope of his employment by the Fund to be acting in such employment solely for the Fund and not as your employee or agent. The Fund agrees to indemnify and hold you harmless from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, liabilities arising under the Securities Act of 1933, the Securities Exchange Act of 1934, the Investment Company Act of 1940, and any state and foreign securities and blue sky laws, as amended from time to time) and expenses, including (without limitation) attorneys' fees and disbursements, arising directly or indirectly from any action or thing which you take or do or omit to take or do hereunder; provided that you shall not be indemnified against any liability to the Fund or to its shareholders (or any expenses incident to such liability) arising out of a breach of fiduciary duty with respect to the receipt of compensation for services, willful misfeasance, bad faith, or gross negligence on your part in the performance of your duties, or from reckless disregard by you of your obligations and duties under this Agreement.

  6. Duration and Termination of this Agreement -- This Agreement shall go into effect on the date hereof and, unless terminated as provided in this paragraph 6 or in paragraph 7 hereof shall continue in effect until July 1, 1994; thereafter it shall continue in effect from year to year but only so long as such continuance is approved at least annually by the Board of Directors of the Fund or by the vote of a majority of the outstanding voting securities of the Fund. In addition, this Agreement shall not be entered into, renewed or performed unless the terms of this Agreement and any renewal thereof have been approved by the vote of a majority of the Directors of the Fund, who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval. This Agreement may be terminated either by the Board of Directors of the Fund or by the vote of a majority of the outstanding voting securities of the Fund, by the Manager or by you. Such termination shall be effective after 60-days' notice and shall be without penalty. This Agreement shall automatically terminate in the event of its assignment.

  7. Amendment of this Agreement -- No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought and no amendment of this Agreement shall be effective until approved by the vote of a majority of the Fund's outstanding voting securities.

  8. Miscellaneous -- The captions in this Agreement are included for convenience or reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction of effect. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

  As used in this Agreement, the terms "assignment" and "majority of the outstanding voting securities" shall have the meanings given to them by Sections 2(a)(4) and 2(a)(42), respectively, of the Investment Company Act of 1940.

  If you are in agreement with the foregoing, please sign the form of acceptance on the accompanying counterpart of this letter and return such counterpart to the Manager, whereupon this letter shall become a binding contract.


                                         Yours very truly,


                                         KEYSTONE MANAGEMENT, INC.


                                         By: /s/ Edward Godfrey
                                             ----------------------------
                                             Title: Treasurer

   The foregoing Agreement is hereby accepted as of the date thereof.


                                         KEYSTONE CUSTODIAN FUNDS, INC.


                                         By: /s/ Edward Godfrey
                                             ----------------------------
                                             Title: Sr. Vice President